Atlanta, Georgia

November 01, 2007

PRESS RELEASE

FOR IMMEDIATE RELEASE

Cagle's Inc. Announces Results for Second Quarter Ended September 29, 2007

Cagle’s Inc. reported a profit of $1.38 million or $.29 per diluted share for the second quarter of fiscal year 2008 compared with a profit of $6.5 million or $1.38 per diluted share for the second quarter of fiscal 2007.  For the first six months of fiscal 2008 net income was $2.91 million or $.62 per diluted share as compared with a net income of $4.74 million or $1.00 per diluted share for the same period of fiscal 2007.

The Company’s second quarter revenues increased 22.6% while the equivalent average quoted poultry market improved 23.4% relative to the second quarter of fiscal 2007. For the first six months of fiscal 2008 our poultry revenue increased 27.2% as quoted markets improved an average of 37.6% during this time period.

For our second quarter Cagle’s cost of sales per pound increased 12.2% as compared to the same period last year influenced by continued escalation of feed ingredient pricing and a $2.1 million asset valuation adjustment to an inactive facility recognized in the second quarter of fiscal 2007.  Our cost of feed for the second quarter was 35% higher than the same period last year.

As we enter the holiday season poultry markets are reflecting a seasonal downturn exacerbated by increased poultry supply. Additionally, Russia’s banning of imports from 17 industry plants has negatively impacted the market. Feed pricing remains relatively stable as crops are mostly harvested and grain markets begin to look forward to next year.

Cagle's Inc.

/s/ J. Douglas Cagle

J. Douglas Cagle

Chairman, CEO

Forward-Looking Statements:

Statements contained in this press release that state the intentions, hopes, beliefs, anticipations, expectations or predictions of the future of Cagle's Inc. and its management are forward looking statements. It is important to note that the actual results could differ materially from those projected. Factors that could cause actual results to differ materially from those project in such forward-looking statements include: additional outbreaks of avian influenza or other diseases affecting the production performance and/or marketability of the Company’s poultry products; matters affecting the poultry industry in general, including fluctuations in the commodity prices of feed ingredients and chicken; contamination of our products leading to product liability claims and recalls; exposures to risks related to property damage and injuries to persons for which insurance is limited and potentially inadequate; management of our cash resources, particularly in light of our substantial leverage; trade barriers; changes in laws or regulations affecting our operations as well as competitive factors and pricing pressures; and the impact of uncertainties of litigations as well as other risk factors.

Cagle's, Inc. & Subsidiary
Consolidated Statements of Income
(In Thousands, except per share data)

	Three Months Ended		Six Months Ended
	September 29,	September 30,	September 29,	September 30,
	2007	2006	2007	2006
Net Sales	$76,067	$62,017	$147,929	$116,294
Costs and Expenses:
Cost of Sales	69,527	61,976	135,187	116,105
Selling & Delivery and General & Administrative	4,035	3,658	7,522	6,926
Other General Expenses	6	(8)	(22)	(62)
Total Costs and Expenses	73,568	65,626	142,687	122,969

Operating Income (Loss)	2,499	(3,609)	5,242	(6,675)

Other Income(Expense):
Interest Expense	(356)	(576)	(724)	(1,268)
Gain On Sale Of Unconsolidated Affiliate	-	18,323	-	18,323
Other Income, Net	58	99	82	163
Total Other Income (Expense),net	(298)	17,846	(642)	17,218

Equity In Earnings Of Unconsolidated Affiliates	-	376	-	1,317
Income Before Income Taxes	2,201	14,613	4,600	11,860

Income Taxes Provision	826	8,114	1,690	7,123
Net Income	$1,375	$6,499	$2,910	$4,737
Net Income Per Common Share	$0.29	$1.37	$0.62	$1.00

Cagle's Inc.
Condensed Consolidated Balance Sheet
(In Thousands)

ASSETS	September 29, 2007	March 31, 2007

Current Assets	$48,137	$41,139

Other Assets	3,688	3,607

Property, Plant, and Equipment (net)	39,641	39,273

TOTAL ASSETS	$91,466	$84,019

LIABILITIES & STOCKHOLDER'S EQUITY

Current Maturities of Long-term Debt	$2,181	$2,098
Trade Accounts Payable	16,524	13,581
Other Current Liabilities	9,325	6,519
Total Current Liabilities	28,030	22,198

Long-Term Debt	15,355	16,467

Total Stockholders Equity	48,081	45,354

TOTAL LIABILITIES & STOCKHOLDERS EQUITY	$91,466	$84,019